Exhibit 99.2

Sent via Facsimile and Overnight Commercial Courier

May 24, 2004

Mr. J. Raymond Bilbao
Senior Vice President, General Counsel and Secretary
Minorplanet Systems USA, Inc.
1155 Kas Drive
Suite 100
Richardson, Texas 75081

Re:	Minorplanet Systems USA, Inc. (Symbol: MNPQC)
Nasdaq Listing Qualifications Hearings
Amended Decision Docket NQ 4553C-04

Dear Mr. Bilbao:

This is to inform you that, the Nasdaq Listing Qualifications Panel (the “Panel”), has determined to amend the terms of its decision dated May 6, 2004 in the matter of Minorplanet Systems USA, Inc. (the “Company”). Notwithstanding the 90-day compliance period afforded by Nasdaq Marketplace Rule 4310(c)(8)(B), by letter dated May 10, 2004, the Company was provided with formal notice that it failed to satisfy the $1,000,000 market value of publicly held shares requirements for 30 consecutive business days. The Company was provided with an opportunity to respond and did so on May 14, 2004.

The Company believes it will satisfy the market value of publicly held shares requirements upon the completion f its proposed plan of reorganization, which is expected to occur within the 90-day period afforded under Nasdaq Marketplace Rule 4310(c)(8)(B). Pursuant to the plan, the Company intends to issue 7,000,000 new shares of common stock to its stakeholders, of which approximately 3,850,000 to 4,620,000 shares will be publicly held. Based upon a price per common share of $5.00, the Company expects to report a market value of publicly held shares between $19,250,000 and $23,100,000.

Panel Decision

In accordance with Marketplace Rule 4310(c)(8)(B), the Panel determined to continue the listing of the Companies securities on the Nasdaq SmallCap Market pursuant to the following amended exception:

On or before May 28, 2004, the Company must submit documentation to Nasdaq evidencing that a hearing before the bankruptcy court was held in connection with the Disclosure Statement filed with that court on April 26, 2004. In addition, on or before June 30, 2004, the Company must submit documentation to Nasdaq evidencing confirmation of the plan of reorganization by the bankruptcy court, the Company’s emergence from bankruptcy as well as the Company’s compliance with all requirements for continued listing on The Nasdaq SmallCap Market, but for those deficiencies for which the Company has been granted a “grace” period within which to regain compliance. Finally, on or before August 9, 2004, the company must evidence a market value of publicly held shares of at least $1,000,000 for a minimum of ten consecutive business days.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. In the event the Company fails to comply with all of the terms of this exception, its securities will be delisted from The Nasdaq Stock Market.1

All other terms and conditions of the Panel’s May 6, 2004 decision shall remain in effect.

The Company should be aware that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

The Company may also request that the Listing Council review this decision. The request for review must be made in writing and received within 15 days from the date of this decision. Requests for review and a copy of the check must be in writing and faxed to (301) 912-3199, with the original sent to:

Mr. Timothy J. Larkin
Counsel
Office of Appeals and Review
The Nasdaq Stock Market, Inc.
1801 K Street, NW
Washington, D.C. 20006

Mr. Larkin can be reached at (202) 912-3021.

[1]	The Panel’s determination is limited to those findings expressly set forth in this decision, which is based solely upon the facts and circumstances of this matter and should not be interpreted as precedent.

Pursuant to Nasdaq Marketplace Rule 4840(b), the Company must submit a fee of $4,000.00 to The Nasdaq Stock Market, Inc. to cover the cost of the review. The Company should send only its payment with the enclosed Appeal Fee Payment Form to:

Regular Mail[2]		Courier/Overnight
The Nasdaq Stock Market, Inc.		The Nasdaq Stock Market, Inc.
P.O. Box 7777-W0435	or	W0435
Philadelphia, PA 19175-0435		C/O Mellon Bank, Rm 3490 701 Market Street Philadelphia, PA 19106

Please be advised that the institution of a review, whether by way of the Company’s request or on the initiative of the Listing Council, will not operate as a stay of this decision.

Should you have any questions, please do not hesitate to contact me at (301) 978-8077.

Sincerely,

Katherine M. Roberson
Counsel
Nasdaq Listing Qualifications Hearings

[2]	Please note that the P.O. Box address will not accept courier or overnight deliveries.